SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No.  )*

                        Geotel Communications Corporation
                        ---------------------------------
                                (Name of Issuer)

                                  Common Stock
                        ---------------------------------
                         (Title of Class of Securities)

                                   373656 10 7
                        ---------------------------------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

                               Page 1 of  8 Pages

---------------------------                          ---------------------------
CUSIP No. 373656107                  13G                  Page 2 of 8 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Sigma Partners II, L.P.            77-0211702
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)   [ ]
                                                                       (b)   [X}
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         California
-------- -----------------------------------------------------------------------
   NUMBER OF       5     SOLE VOTING POWER
    SHARES               1,562,284
 BENEFICIALLY    ------- -------------------------------------------------------
OWNED BY EACH      6     SHARED VOTING POWER
  REPORTING              0
   PERSON        ------- -------------------------------------------------------
    WITH           7     SOLE DISPOSITIVE POWER
                         1,562,284
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         0
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,562,284
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         11.9%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         PN
-------- -----------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 8 Pages

---------------------------                          ---------------------------
CUSIP No. 373656107                  13G                  Page 3 of 8 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Sigma Associates II, L.P.  77-0211704
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)   [ ]
                                                                       (b)   [X}
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         California
-------- -----------------------------------------------------------------------
   NUMBER OF       5     SOLE VOTING POWER
    SHARES               117,993
 BENEFICIALLY    ------- -------------------------------------------------------
OWNED BY EACH      6     SHARED VOTING POWER
  REPORTING              0
   PERSON        ------- -------------------------------------------------------
    WITH           7     SOLE DISPOSITIVE POWER
                         117,993
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         0
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         117,993
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         .9%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         PN
-------- -----------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 8 Pages

---------------------------                          ---------------------------
CUSIP No. 373656107                  13G                  Page 4 of 8 Pages
---------------------------                          ---------------------------

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Sigma Management II, L.P.          77-0211701
-------- -----------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a)   [ ]
                                                                       (b)   [X}
-------- -----------------------------------------------------------------------
   3     SEC USE ONLY

-------- -----------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION
         California
-------- -----------------------------------------------------------------------
   NUMBER OF       5     SOLE VOTING POWER
    SHARES               1,680,277
 BENEFICIALLY    ------- -------------------------------------------------------
OWNED BY EACH      6     SHARED VOTING POWER
  REPORTING              0
   PERSON        ------- -------------------------------------------------------
    WITH           7     SOLE DISPOSITIVE POWER
                         1,680,277
                 ------- -------------------------------------------------------
                   8     SHARED DISPOSITIVE POWER
                         0
-------- -----------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,680,277
-------- -----------------------------------------------------------------------
   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             [ ]
-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         12.8%
-------- -----------------------------------------------------------------------
   12    TYPE OF REPORTING PERSON*
         PN
-------- -----------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 8 Pages

Item 1:  Issuer

(a)      Issuer:  Geotel Communications Corporation

(b)      Address of Principal Office:

                  25 Porter Road
                  Littleton, MA 01460

(c)      Place of Organization:

                  Menlo Park, California

(d)      Title of Class of Securities:  Common Stock

(e)      CUSIP No.:  373656 10 7

Item 2:  Filing Persons
                           Sigma Partners II, L.P. (SP II)
                           Sigma Associates II, L.P. (SA II)
                           Sigma Management II, L.P. (SM II)



Item 3:  N/A

Item 4:  Ownership                   SP II            SA II             SM II

(a) Beneficial Ownership          1,562,284          117,993          1,680,277

(b) Percentage of Class                11.9%              .9%              12.8%

(c)   Sole Voting Power:          1,562,284          117,993          1,680,277

      Shared Voting Power:              0                0                  0

      Sole Dispositive Power:     1,562,284          117,993          1,680,277

      Shared Dispositive Power:         0                0                  0




                               Page 5 of 8 Pages

In addition to the above, each of Lawrence G. Finch,  Clifford L. Haas,  Gardner
C. Hendries, J. Burgess Jamieson, C. Bradford Jeffries and Wade Woodson, the six general partners of Sigma Management II, L.P., may be deemed to share voting and dispositive power over the 1,680,277 shares of Geotel Communications Corporation owned by Sigma Management II, L.P.

Item 5:  Not Applicable

Item 6:

Under certain circumstances set forth in SP II's, SM II's, and SA II's limited partnership agreements, the general partners and limited partners of each of such funds have the right to receive dividends from, or the proceeds from the sale of the common stock of Issuer owned by each such fund.

Item 7:  Not Applicable

Item 8:  Not Applicable

Item 9:  Not Applicable

Item 10: Not Applicable

Exhibit A:        Joint Filing Statement



                               Page 6 of 8 Pages

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    February 10, 1998


                                         SIGMA PARTNERS II, L.P.

                                         By its General Partner,
                                         Sigma Management II, L.P.


                                         By:____________________________________
                                               Clifford L. Haas, General Partner


                                         SIGMA ASSOCIATES II, L.P.


                                         By its General Partner,
                                         Sigma Management II, L.P.


                                         By:____________________________________
                                               Clifford L. Haas, General Partner


                                         SIGMA MANAGEMENT II, L.P.


                                         By:____________________________________
                                               Clifford L. Haas, General Partner





                               Page 7 of 8 Pages

                                    EXHIBIT A


We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

DATE:    February 10, 1998

                                         SIGMA PARTNERS II, L.P.

                                         By its General Partner,
                                         Sigma Management II, L.P.


                                         By:____________________________________
                                               Clifford L. Haas, General Partner


                                         SIGMA ASSOCIATES II, L.P.


                                         By its General Partner,
                                         Sigma Management II, L.P.


                                         By:____________________________________
                                               Clifford L. Haas, General Partner


                                         SIGMA MANAGEMENT II, L.P.


                                         By:____________________________________
                                               Clifford L. Haas, General Partner



                               Page 8 of 8 Pages